QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-66450, No. 33-93938, No. 333-30365, No. 333-09169 and No. 333-96323) pertaining to the Company's 1992 Stock Option Plan, the 1999 Series R Preferred Stock Option Plan, and in the Registration Statements (Form S-1 No. 333-78115, No. 333-86463) pertaining to the Company's Series R Convertible Preferred Stock, and in the Registration Statement (Form S-3 No. 333-36024), of our report dated February 11, 1999 (except for Note 10, as to which the date is June 22, 1999), with respect to the financial statements of Shaman Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

Ernst & Young LLP
Palo Alto, California
April 16, 2001

QuickLinks

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS